Exhibit 99.1

September 9, 2019

To:	All Member Institutions of Record as of December 31, 2018

In response to our annual nomination request, the Federal Home Loan Bank of Indianapolis received acceptance from two (2) member directorship nominees for the State of Michigan. Because the number of nominees is equal to the number of open seats for Michigan member directors, those member directorship seats will be filled by these nominees without an election.

Therefore, I am pleased to announce the election of the following individuals, each for a term beginning January 1, 2020 and ending on December 31, 2023:

Brian D.J. Boike, EVP and Treasurer
Flagstar Bank, FSB, Troy, Michigan

Michael J. Manica, Vice Chairman and Director
United Bank of Michigan, Grand Rapids, Michigan

In addition, there are two (2) independent directorships open for election this year, and there are two (2) candidates to fill these seats. All Indiana and Michigan members of record as of December 31, 2018 ("Eligible Members"), will have the opportunity to vote for these candidates in the district-wide independent director election. More information will be provided as part of the independent director election process, but please know each candidate must receive at least twenty percent (20%) of the total number of votes eligible to be cast in the election. Therefore, it is imperative that each Eligible Member votes.

Sincerely,
Matthew R. St. Louis
Vice President, Associate General Counsel & Corporate Secretary